Exhibit 99.1

News Release
Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA BRANDS REPORTS THIRD QUARTER 2010 RESULTS

Reports comparable loss of $7 million, or ($0.14) per diluted share;

U.S. GAAP loss of $8 million, or ($0.19) per diluted share

Improved local pricing in core Europe and North America offset by lower banana and retail salads volumes

CINCINNATI – Nov. 2, 2010 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the third quarter 2010. All figures in this press release are for continuing operations, unless otherwise noted.

For the third quarter 2010, on a comparable basis, the company reported a loss of $7 million, or ($0.14) per diluted share, versus income of $9 million, or $0.20 per diluted share, in 2009. On a GAAP basis, the company reported a loss of $8 million, or ($0.19) per diluted share, versus income of $5 million, or $0.11 per diluted share, in 2009. Net sales were $730 million, an 8 percent decrease from the prior year period. The comparable basis amounts exclude certain items described below under “Items affecting comparability.”

“While our third quarter results are mostly in line with our expectations, we are disappointed by recent trends in local European pricing,” said Fernando Aguirre, chairman and chief executive officer. “Although we continue to make progress in executing our business improvement plans in Europe and realized better local pricing year-on-year, market pricing began to soften late in the quarter due to excessive imports from EU and ACP sources. In the salads business, volumes were lower than we expected, reflecting retailers’ conversion to private label and generally soft category demand.”

Aguirre added, “This has been one of the most challenging operating environments in Europe. Notwithstanding the recent strengthening of the Euro, if market conditions do not improve in the near term, our full-year comparable income is expected to be lower than previously estimated. Despite the weak economic environment, we believe our market leadership, operating efficiencies and breakthrough innovations such as the FreshRinse food safety and freshness technology will enable us to strengthen our business. We continue to focus on enhancing our business to deliver growth and diversification of earnings in 2011 and beyond.”

2010 THIRD QUARTER SUMMARY

The following table shows adjustments made to “Income (loss) from continuing operations” and EPS from continuing operations between comparable and GAAP results. See “Items affecting comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

(in millions, except per share amounts)	Income (loss)		Income (loss) per diluted share
	2010	2009	2010	2009

Comparable results (Non-GAAP)	$(7)	$9	$(0.14)	$0.20
European headquarters relocation	—	(2)	—	(0.04)
Incremental non-cash interest expense on Convertible Notes	(2)	(2)	(0.04)	(0.04)

Reported results (GAAP)	$(8)	$5	$(0.19)	$0.11

Columns may not total due to rounding.

Net Sales and Results: Quarterly sales decreased 8 percent year-over-year to $730 million due to lower volumes in retail value-added salads and bananas, partly offset by higher local pricing in core European and North American markets. The company had operating income of $6 million for the third quarter of 2010 compared to $23 million in the year-ago period. This decrease was due to increased banana sourcing and fuel costs, lower retail value-added salad volumes and a lower Euro, and was partially offset by the reduction of the EU import tariff rate.

Cash, Debt and Liquidity: Cash flow from operations was $66 million for the quarter compared to $58 million in the year-ago period. At September 30, 2010, cash and equivalents were $182 million and debt was reduced to $636 million. The company continues to have significant financial flexibility, with no more than $20 million in debt maturities due in any year until 2014 and $128 million of available revolving credit, which has not been drawn upon in 2010.

Banana Segment: Net sales for the segment decreased 9 percent to $431 million, as a result of reduced volume across all markets and lower European exchange rates, partly offset by higher local banana pricing in core European and North American markets. Operating income was $3 million, compared to $22 million in the third quarter of 2009, due to increased sourcing and fuel costs, lower average European exchange rates and reduced volumes.

Salads and Healthy Snacks Segment: Net sales decreased 13 percent to $251 million, due to lower volumes in retail value-added salads. Operating income was $18 million, compared to $24 million in the third quarter of 2009, primarily due to lower retail value-added salad volume, the effect of which was only partially offset by improved network efficiencies and cost improvements. In addition, the company invested $3 million more in consumer marketing during the third quarter of 2010 than in the year-ago period.

2010 OUTLOOK

The company continues to expect to deliver its third consecutive year of profitability for full-year 2010, with a full-year comparable income target of $50 to $60 million, despite the weak economic environment and industry challenges in Europe. For the full-year 2010, the company expects revenues to be lower by approximately 5 percent.

In Europe, the company expects to continue making progress in implementing its business plan to improve pricing, execute significant cost reductions and increase distribution. These expected cost reductions, which include $20 million of lower surplus fruit costs resulting from the restructuring of purchased fruit contracts, lower European tariff costs and lower investment in Just Fruit in a Bottle, are expected to mitigate the expected increase in fuel and purchased fruit costs versus 2009. Regarding industry supplies, while banana supplies in Latin America have continued to tighten, increased supply from the subsidized EU and ACP sources negatively affected the balance of supply and demand in the market, and reduced the level of improvements in pricing the company had anticipated. Should these conditions remain unchanged, even though the average Euro rate has improved recently to approximately $1.37, the company expects that dollar equivalent pricing in the fourth quarter will not achieve its earlier estimates.

In North America, the company expects continued stable performance in bananas. Additionally, the company has executed sustainable cost reductions, such as improved network and manufacturing efficiencies, in salads. The company expects to improve its full-year 2010 value-added salad operating margin to approximately 8 percent, even with increased investment in consumer marketing and innovation that is expected to strengthen its long-term competitive position by extending consumer loyalty and preference for its branded products.

The company’s expectations of comparable results exclude any unforeseen weather or event risks; further major currency fluctuations; the $32 million gain on the deconsolidation and sale of 51 percent of Just Fruit in a Bottle; and $8 million of non-cash interest expense on the Convertible Notes. The latter two items are already included in the company’s U.S. GAAP results.

The following chart summarizes the quarterly results and management’s estimates of certain key items for 2010:

(in millions)	Q1 2010 Actual	Q2 2010 Actual	Q3 2010 Actual	FY 2010 Estimate

Capital Expenditures	$7	$9	$16	$70-75
Depreciation & Amortization	$14	$15	$16	$60
Gross Interest Expense [1]	$14	$14	$14	$57
Net Interest Expense [1]	$13	$13	$13	$51

[1]

Interest expense includes the impact of adoption in 2009 of an accounting standard that changed the method used to account for the company’s Convertible Notes, which added non-cash interest expense of $7 million for the full year 2009 and will be $8 million for the full year 2010.

CONFERENCE CALL

Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio web cast is available at www.chiquitabrands.com and a replay will be available until November 16. Toll-free telephone access will be available by dialing 1-888-503-8163 in the United States and +719-457-2636 from international locations and providing the conference code 4613145. To access the telephone replay, dial 1-888-203-1112 from the United States and + 719-457-0820 from international locations and enter the confirmation code 4613145.

NON-GAAP MEASUREMENTS

The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the company’s results and to provide more meaningful year-over-year comparisons of the company’s financial performance, as well as the measures that management uses to evaluate the company’s performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are described below in “Items affecting comparability.” Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use.

ITEMS AFFECTING COMPARABILITY

Third Quarter 2010 & 2009 Items

•

European Headquarters Relocation: In the fourth quarter of 2008, the company committed to relocate its European headquarters in order to optimize its long-term tax structure. The relocation resulted in total one-time costs of approximately $19 million; $12 million was recognized in 2009, including $2 million recorded in the third quarter. Restructuring related costs are included in reportable figures as a component of operating income, but are not allocated to the reportable segments.

•

Incremental non-cash interest expense on Convertible Notes: In 2009, the company retrospectively adopted a new accounting standard related to its convertible debt instruments, which increases the amount of reported GAAP interest expense on its $200 million of 4.25% Convertible Senior Notes. In determining earnings on a comparable basis, the company excludes the additional non-cash interest expense that results from the application of the standard. Such higher non-cash interest expense was $2 million for both quarters ended September 30, 2010 and 2009, respectively, was $7 million for the full year 2009, and will be $8 million for the full year 2010.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of $3.5 billion, Chiquita employs approximately 23,000 people and has operations in nearly 80 countries worldwide. For more information, please visit our corporate web site at www.chiquitabrands.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements, including in the “2010 Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with these items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

# # #

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited – in millions, except per share amounts)

	Quarter Ended Sept 30,		Nine Months Ended Sept 30,
	2010	2009	2010	2009
Net sales	$730	$797	$2,454	$2,591

Operating expenses:
Cost of sales	630	666	2,075	2,122
Selling, general and administrative	76	91	247	262
Depreciation	13	13	37	39
Amortization	2	3	7	8
Equity in earnings of investees	2	(0)	(0)	(16)
Deconsolidation and sale of Just Fruit in a Bottle	—	—	(32)	—
European headquarters relocation	—	2	—	11

	723	774	2,334	2,425

Operating income	6	23	121	166

Interest income	1	2	4	4
Interest expense	(14)	(15)	(43)	(47)
Other income (expense)[1]	(3)	(0)	0	(0)

Income (loss) from continuing operations before taxes	(9)	9	83	122
Income tax benefits (expense)[1,2]	1	(4)	(2)	(5)

Income (loss) from continuing operations	(8)	5	80	117
Loss from discontinued operations[3]	—	—	(3)	—

Net income (loss)	$(8)	$5	$77	$117

Basic earnings per share:
Continuing operations	$(0.19)	$0.11	$1.78	$2.63
Discontinued operations	—	—	(0.07)	—

	$(0.19)	$0.11	$1.71	$2.63

Diluted earnings per share:
Continuing operations	$(0.19)	$0.11	$1.75	$2.58
Discontinued operations	—	—	(0.07)	—

	$(0.19)	$0.11	$1.68	$2.58

Shares used to calculate basic earnings per share	45.1	44.7	44.9	44.5
Shares used to calculate diluted earnings per share	45.1	45.2	45.8	45.4

Columns may not total due to rounding.

[1]

Other income (expense) in the third quarter 2010 relates to contingency reserves, while the nine months ended September 30, 2010 relates to the resolution of a claim related to a non-income tax refund which has an offsetting $1 million of related expense included in “Income tax benefits (expense).”

[2]

Income taxes were a net benefit of $1 million for the third quarter of 2010 compared to a net expense of $4 million for the third quarter of 2009, including gross income tax benefits of $4 million and $1 million, respectively. Income taxes were a net expense of $2 million and $5 million for the nine months ended September 30, 2010 and 2009, respectively, including gross income tax benefits of $4 million and $9 million, respectively. The benefits in 2010 relate to governmental rulings in various jurisdictions; in 2009, $4 million of benefits were from the sale of the company’s operations in the Ivory Coast. Both years included resolution of tax contingencies in various jurisdictions.

[3]	Loss from discontinued operations relates to potential indemnification obligations for tax liabilities of Atlanta AG.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended September 30,		Percent Change Increase (Decrease)		Nine Months ended September 30,		Percent Change Increase (Decrease)
	2010	2009	vs. 2009		2010	2009	vs. 2009
Net sales by segment
Bananas	$431	$472	(8.6)%		$1,455	$1,513	(3.9)%
Salads and Healthy Snacks	251	289	(13.0)%		798	875	(8.8)%
Other Produce	47	37	27.3%		202	203	(0.3)%

Total net sales	$730	$797	(8.5)%		$2,454	$2,591	(5.3)%

Comparable segment operating income (loss) [1]
Bananas	$3	$22	(87.6)%		$71	$158	(55.3)%
Salads and Healthy Snacks[2]	18	24	(26.5)%		68	67	0.9%
Other Produce	1	(2)	N/A		4	5	(23.2)%
Corporate	(15)	(19)	(22.2)%		(54)	(57)	(5.6)%

Total comparable operating income	$6	$25	(75.0)%		$88	$173	(49.1)%

Comparable operating margin by segment
Bananas	0.6%	4.7%	(4.1	) pts	4.9%	10.5%	(5.6	) pts
Salads and Healthy Snacks[2]	7.1%	8.4%	(1.3	) pts	8.5%	7.6%	0.9	pts
Other Produce	1.4%	(5.8)%	7.2	pts	1.9%	2.5%	(0.6	) pts

SG&A as a percent of sales	10.4%	11.4%	(1.0	) pts	10.1%	10.1%	0.0	pts

Company banana sales volume (40 lb. boxes)
North America	15.1	15.7	(3.8)%		46.5	46.9	(0.9)%
Europe & Middle East
Core European markets[3]	9.0	9.8	(8.2)%		30.5	33.4	(8.7)%
Mediterranean & Middle East	4.2	5.8	(27.6)%		14.0	13.9	0.7%

Banana Pricing
North America			3.6%				4.6%
Core European markets[3]
U.S. Dollar			(5.4)%				(7.7)%
Local			5.5%				(4.8)%
Mediterranean & Middle East			(3.6)%				(5.2)%

Fresh Express-branded retail value-added salads
Volume (12-count cases)	12.9	15.7	(17.8)%		42.4	48.9	(13.3)%
Pricing[4]			1.5%				0.8%

Euro average exchange rate, spot (dollars per euro)	$1.28	$1.42	(9.9)%		$1.31	$1.35	(3.0)%

Euro average exchange rate, hedged (dollars per euro)	$1.24	$1.40	(11.4)%		$1.33	$1.36	(2.2)%

Columns may not total due to rounding.

[1]	See detailed description of reconciling items between GAAP and comparable basis figures in the text of this press release under the heading titled “Items affecting comparability.”
[2]

Sales of Just Fruit in a Bottle before entering into the Danone joint venture were $13 million in the first half of 2010. Just Fruit in a Bottle sales were $7 million and $20 million for the third quarter and nine months ended September 30, 2009, respectively. Operating losses recognized by the company were $2 million and $5 million in the third quarters of 2010 and 2009, respectively, and $5 million and $13 million in the nine months ended September 30, 2010 and 2009, respectively.

[3]	The company’s core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[4]	Pricing is for Fresh Express-branded products only, and includes fuel surcharges.

Exhibit C:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE - FAVORABLE (UNFAVORABLE)

2010 vs. 2009

(Unaudited - in millions)

	Q3	YTD
Currency Impact (Euro/Dollar)
Revenue	($20)	($20)
Local Costs	6	4
Hedging[1]	(1)	4
Balance sheet translation[2]	3	(3)

Net European currency impact	($13)	($16)

Columns may not total due to rounding.

[1]	Hedging costs were $4 million in the third quarter of 2010 and $2 million in third quarter of 2009. Hedging benefits for YTD 2010 were $5 million compared to $2 million for YTD 2009.
[2]

Balance sheet translation for the third quarter of 2010 was a gain of $5 million compared to $2 million in the third quarter of 2009. Balance sheet translation for YTD 2010 was a loss of $2 million compared to a gain of $1 million for YTD 2009.